Exhibit 99.(j)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders of
Aberdeen Investment Funds:

We consent to the use of our report dated December 27, 2019, with respect to the financial statements of Aberdeen International Sustainable Leaders Fund (formerly, Aberdeen Select International Equity Fund) as of October 31, 2019, incorporated herein by reference, and to the references to our firm under the heading “Financial Highlights” in the Prospectus and under the headings, “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

 /s/ KPMG LLP

KPMG LLP

Philadelphia, Pennsylvania
December 1, 2020